NUVEEN MUTUAL FUNDS

Dealer Distribution, Shareholder Servicing and Fee-Based Program Agreement

As principal underwriter of shares of the various Nuveen non-money market open-end mutual funds, and of the shares of any future such funds (collectively, the “Funds”) Nuveen Investments, LLC (the “Distributor”) invites you (a) to join a selling group for the distribution of shares of common stock of the Funds (the “Shares”), and/or (b) if you offer a Fee-Based Program for financial planning, investment advisory and/or asset management services or provide such services to your clients in connection with the establishment of an investment account for which a comprehensive “wrap fee” charge is imposed (“Fee-Based Program”), to include select open-end investment companies sponsored by Nuveen Investments in your Fee-Based Program. In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, as exclusive agent of the Funds, we offer to sell you Shares and you agree to purchase Shares and/or provide the services described herein on the following terms:

1.	In all sales of Shares to the public you shall act as dealer for your own account or as agent for your customers, and in no transaction shall you have any authority to act as agent for any Fund, for us or for any other member of the Selling Group. If acting as agent for your customers, the customers in question are for all purposes your customers and not customers of Nuveen Investments. We shall execute transactions for each of your customers only upon your authorization, it being understood in all cases that (a) you are acting as agent for the customer; (b) the transactions are without recourse against you by the customer; (c) as between you and the customer, the customer will have full beneficial ownership of the securities; (d) each transaction is initiated solely upon the order of the customer; and (e) each transaction is for the account of the customer and not for your account.

2.	Orders for purchase of Shares received from you shall be accepted by us only at the public offering price applicable to each order, as established by the then current Prospectus of the appropriate Fund, subject to the discounts provided in such Prospectus. Upon receipt from you of any order to purchase Shares we shall confirm to you in writing or by wire to be followed by a confirmation in writing, and, if applicable, we shall concurrently send to your customer a letter confirming such order, together with a copy of the appropriate Fund’s current prospectus. Additional instructions may be forwarded to you from time to time. All orders are subject to acceptance or rejection by us in our sole discretion.

3.	Members of the general public, including you and your customers, may purchase Shares and you may offer and sell Shares to your customers only at the public offering price determined in the manner described in the current Prospectus of the appropriate Fund. Shares will be offered at a public offering price based upon the net asset value of such Shares plus, with respect to certain class(es) of Shares, either (1) a sales charge from which you shall receive a discount equal to a percentage of the applicable offering price as provided in the Prospectus or, (2) if applicable, a sales charge which, together with the amount of that sales charge to be retained by banks or bank-affiliated broker-dealers acting as agent for their customers, is set forth in the Prospectus. You may receive a distribution fee and/or a service fee with respect to certain class(es) of Shares for which such fees are applicable, as provided in the applicable Prospectus, which distribution fee and/or service fee shall be payable for such periods and at such intervals as are from time to time specified by us. Your placement of an order for Shares after the date of any notice of an amendment to this Agreement shall conclusively evidence your agreement to be bound thereby.

Reduced sales charges may also be available as a result of a cumulative discount or pursuant to a letter of intent. Further information as to such reduced sales charges, if any, is set forth in the appropriate Fund Prospectus. You agree to advise us promptly as to the amounts of any sales made by you to the public qualifying for reduced sales charges.

4.	By accepting this Agreement, you agree:

a)	That you will purchase Shares only from us, and only to cover purchase orders already received from your customers, or for your own bona fide investment;

b)	That you will not withhold placing with us orders received from your customers so as to profit yourself as a result of such withholding; and

c)	That, with respect to the sale of Shares of Funds that offer multiple classes of Shares, you will comply with the terms of the Policies and Procedures with Respect to Sales of Multiple Classes of Shares, attached hereto as Exhibit A.

5.	We will not accept from you any conditional orders for Shares.

6.	Payment for Shares ordered from us shall be in New York clearing house funds and must be received by the Funds’ agent, Boston Financial Data Services (“BFDS”) attn: Nuveen Investor Services., 66 Brooks Drive, Braintree, Massachusetts 02184, within three business days after our acceptance of your order. If such payment is not received, we reserve the right, without notice, forthwith to cancel the sale or, at our option, to cause the Fund to redeem the Shares ordered, in which case we may hold you responsible for any loss, including loss of profit, suffered by us as result of your or your customer’s failure to make such payment. If any Shares confirmed to you or your customer under the terms of this agreement are repurchased by the issuing Fund or by us as agent for the Fund, or are tendered for repurchase, within seven business days after the date of our confirmation of the original purchase order, you shall promptly refund to us the full discount, commission, or other concession, if any, allowed or paid to you on such Shares.

7.	Shares sold hereunder shall be available in book-entry form on the books of BFDS unless other instructions have been given.

8.	No person is authorized to make any representations concerning Shares of any Fund except those contained in the applicable current Prospectus and printed information subsequently issued by the appropriate Fund or by us as information supplemental to such Prospectus. You agree that you will not offer or sell any Shares except under circumstances that will result in compliance with the applicable Federal and state securities laws and that in connection with sales and offers to sell Shares you will furnish to each person to whom any such sale or offer is made a copy of the then current Prospectus for the appropriate Fund (as the amended or supplemented) and will not furnish to any persons any information relating to Shares which is inconsistent in any respect with the information contained in the then current Prospectus or cause any advertisement to be published in any newspaper or posted in any public place without our consent and the consent of the appropriate Fund. You shall be responsible for any required filing of such advertising. The Fund shall supply you with such quantities of Prospectuses, statements of additional information, semi-annual and annual reports, proxies and other required documentation as may reasonably be requested by you, at the cost of the Fund.

9.	All sales will be made subject to our receipt of Shares from the appropriate Fund. We reserve the right, in our discretion, without notice, to modify, suspend or withdraw entirely the offering of any Shares, and upon notice to change the price, sales charge, or dealer discount or to modify, cancel or change the terms of this Agreement.

10.	You shall provide such office space and equipment, telephone facilities, personnel and literature distribution as is necessary or appropriate for providing information and services to your customers. Such services and assistance may include, but not be limited to, establishment and maintenance of shareholder accounts and records, processing purchase and redemption transactions, answering routine inquiries regarding the Funds, and such other services as may be agreed upon from time to time and as may be permitted by applicable statute, rule, or regulation. You shall perform these services in good faith and with reasonable care. You shall immediately inform the Funds or us of all written complaints received by you from Fund shareholders relating to the maintenance of their accounts and shall promptly answer all such complaints.

11.	In connection with the Funds that permit the sale of their shares at net asset value to customers purchasing through a Fee-Based Program, as described in their respective Prospectuses, you further agree to abide by the following terms:

a)	You represent that you have established a Fee-Based Program as defined above;

b)	The Funds to which this Agreement pertains will be those designated by Distributor and accepted by you, from time to time, subject to the provision of each Fund’s then current Prospectus, state and federal securities laws and regulations, and applicable rules and regulations of the National Association of Securities Dealers, Inc (the “NASD”);

c)	You may sell certain class(es) of shares of the Funds designated as described in Sub-section b) above at net asset value to your bona fide clients participating in the Fee-Based Program. You will earn no concession or commission on any such sale, but will be entitled to receive the appropriate 12b-1 fees, if any, otherwise payable with respect thereto to the extent provided from time to time in the applicable Funds’ Prospectuses;

d)	Any agent (other than your employee(s) or representative(s)) employed or utilized by you to perform any services under this Agreement on your behalf, including but not limited to a clearing agent, shall enter into an agreement with Distributor containing such provisions as Distributor may reasonably require; you shall, however, remain responsible for the performance of your agents; and

e)	Distributor is not endorsing, recommending or otherwise involved in providing any investment product offered by you (including but not limited to the Fee-Based Program), and you are prohibited from representing otherwise; Distributor is merely affording you the opportunity to use shares of certain Funds distributed by Distributor as an investment medium for the Fee-Based Program.

12.	All communications to us should be sent to 333 W. Wacker Drive, Chicago, Illinois 60606. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

13.	Your acceptance of this agreement constitutes a representation that you (a) are registered as a securities dealer with the Securities and Exchange Commission (“SEC”) and are a member in good standing of the NASD, (b) are registered as a securities broker-dealer with the Securities and Exchange Commission (“SEC”) and are a member in good standing of the NASD (c) are registered with the SEC as an investment adviser, or (d) are a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended and are duly authorized to engage in the transactions to be performed hereunder; and that you agree to comply with all applicable state and Federal laws, rules and regulations applicable to transactions and services hereunder and, if applicable, to the Conduct Rules of the National Association of Securities Dealers, Inc., including specifically Rule 2830 thereof. You likewise agree that you will not offer to sell Shares in any state or other jurisdiction in which they may not lawfully be offered for sale or offer to provide advisory services in any state or other jurisdiction in which they may not lawfully be provided. We agree to advise you currently of the identity of those states and jurisdictions in which the Shares may lawfully be offered for sale.

14.	This Agreement shall be construed in accordance with the laws of the State of Illinois. This Agreement shall not relieve you or Distributor from any obligations either may have under any other agreements between them. This Agreement is subject to the Prospectuses of the Funds from time to time in effect, and, in the event of a conflict, the terms of the Prospectuses shall control. References herein to the “Prospectus” of a Fund shall mean the prospectus and statement of additional information of such Fund as from time to time in effect. Any changes, modifications or additions reflected in any such Prospectus shall be effective on the date of such Prospectus (or supplement thereto) unless specified otherwise. This Agreement shall supersede any prior dealer distribution agreement with respect to the Funds. The National Securities Clearing Corporation (“NSCC”) rules and procedures shall apply to transactions hereunder. In the event of a conflict between this Agreement and the NSCC rules and procedures, this Agreement shall prevail.

15.	The parties acknowledge that the SEC and the United States Treasury Department have adopted a series of rules and regulations arising out of the USA PATRIOT Act (together with such rules and regulations, the “Applicable Law”), specifically requiring certain financial institutions, including the parties, to establish a written anti-money laundering and customer identification program (a “Program”). Each party represents, warrants and certifies that they have established, and covenant that at al times during the existence of this Agreement they will maintain, a Program in compliance with Applicable Law. You covenant that you will perform all activities, including the establishment and verification of customer identities as required by Applicable Law and/or your Program, with respect to all customers on whose behalf you maintain a direct account with the Funds.

16.	Each party represents and warrants to the other party that:

(a)	Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance.

(b)	No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any contractual restriction binding on or affecting it.

(c)	Obligations Binding. Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law).

(d)	Compliance with Laws. It will comply with all applicable laws and orders to which it may be subject if failure to do so would materially impair its ability to perform its obligations under this Agreement.

(e)	No Improper Compensation. It has not (i) made or agreed to make or (ii) received or agreed to receive any compensation in violation of Rule 12b-1(h) under the Investment Company Act of 1940 in connection with this agreement.

17.	We will treat all nonpublic personal information about you or your customers that is provided to us in connection with this Agreement and the transactions contemplated herein according to Nuveen’s Privacy Policy. Consistent with Nuveen’s Privacy Policy, we may provide such information, among other things, to third-party service providers that provide administrative or marketing services on our behalf to assist us in servicing your or your client’s account. Each party represents to the other that it has safeguards in place to protect the confidentiality of customers’ nonpublic personal information, will provide to the other party such information as may reasonably be requested to demonstrate the foregoing, and will promptly notify the other party in the event of a security breach involving such other party’s customers.

18.	You agree to: (a) assess any applicable redemption fee as set forth in a Fund’s registration statement; (b) maintain the confidentiality of any non-public information that you may receive from us concerning our Funds and refrain from trading or permitting others to trade in shares of the Funds on the basis of such information; and (c) notify us promptly in the event of a material change in your ability to comply with the foregoing.

19.	You agree to provide information as specified:

(a) Agreement to Provide Information. You agree to provide the Funds, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the you during the period covered by the request.

(1) Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Funds may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

(2) Form and Timing of Response. You agree to transmit the requested information that is on your books and records to the Funds or their designee promptly, but in any event not later than ten (10) business days, after receipt of a request. If the requested information is not on your’s books and records, you agree to: (i) provide or arrange to provide to the Funds promptly, but in any event not later than twenty (20) business days, the requested information from shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Funds, block further purchases of Fund Shares from such indirect intermediary. In such instance, you agree to inform the Funds whether you plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Funds should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, and “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

(3) Limitations on Use of Information. The Funds agree not to use the information received for marketing or any other similar purpose without your prior written consent.

(b) Agreement to Restrict Trading. You agree to execute written instructions from the Funds to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Funds as having engaged in transactions of the Funds’ Shares (directly or indirectly through the Your account) that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

(1) Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(2) Timing of Response. You agree to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by you.

(2) Confirmation by You. You must provide written confirmation to the Funds that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c)	Definitions. For purposes of this Section:

(1) The term “Funds” includes the Funds’ principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940. As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (a) money market fund; (b) fund that issues securities that are listed on a national exchange; and (c) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

(2) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Funds under the Investment Company Act of 1940 that are held by you.

(3) The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the you in nominee name. Where applicable, the term “Shareholder” shall also have the meanings indicated below.

(4) If you are a retirement plan record-keeper, the term “Shareholder” means the plan participant notwithstanding that the plan may be deemed to be the beneficial owner of Shares.

(5) If you are an insurance company, the term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by you.

(6) The term “written” includes electronic writings and facsimile transmissions.

20.	This Agreement may be signed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

In Witness Whereof, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

Nuveen Investments, LLC

Nuveen Investments Authorized Signature

Dealer/Adviser

Firm

				Month	Day	Year
Authorized Signature			Date

Print Name of Signature

Address

City		State	Zip

Tax ID Number	NASD

The above agreement should be executed in duplicate and both copies returned to us for signature. We will return a fully executed copy to you for your files.

Please return the completed agreement to:

Nuveen Investments, LLC, 333 West Wacker Drive, Chicago, Illinois 60606-1286